Amendment to Subadvisory Agreement

for AST COHEN & STEERS REALTY PORTFOLIO

AST Investment Services, Inc. and Prudential Investments LLC (collectively, the “Investment Manager”) and Cohen & Steers Capital Management, Inc. (“Sub-Adviser”) hereby agree to amend the Subadvisory Agreement, dated as of May 1, 2003, by and among AST Investment Services, Inc., the Investment Manager, and Sub-Adviser, pursuant to which Sub-Adviser has been retained to provide investment advisory services to the AST Cohen & Steers Realty Portfolio as follows;

1.	Exhibit A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, Investment Manager and Sub-Adviser have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Vice President

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Vice President

Cohen & steers capital management, Inc.

By: /s/ William J. Frischling

Name: William J. Frischling

Title: Executive Vice President

Effective Date as Revised: May 1, 2017

SCHEDULE A

Advanced Series Trust

AST Cohen & Steers Realty Portfolio

As compensation for services provided by Sub-Adviser, AST Investment Services, Inc. and Investment Manager, as applicable, will pay Sub-Adviser an advisory fee on the net assets managed by Sub-Adviser that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST Cohen & Steers Realty Portfolio	0.30% of average daily net assets to $350 million; 0.25% of average daily net assets over $350 million;

* In the event Sub-Adviser invests Portfolio assets in other pooled investment vehicles it manages or subadvises, Sub-Adviser will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Sub-Adviser with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: May 1, 2017